Exhibit 99.p.19

Code of Ethics

Magellan Asset Management Limited
ABN 31 120 593 946

Document Owner	Chief Compliance Officer
Dated	14 August 2014
Version	4.0

This document is confidential and is intended for Magellan Asset Management Limited use only.

This document is not to be circulated outside of Magellan Asset Management Limited without the prior approval of the Document Owner.

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Document Control

Version	Status	Issue Date	Author	Details
1.0	Final	6 December 2011	-	Final
2.0	Final	26 April 2012	-	Final
3.0	Final	30 May 2013	-	Final
4.0	Final	14 August 2014	Legal, Risk and Compliance	Update for format and insertion of review period. Reviewed against regulatory requirements with input from ACA

Review & Sign Off

Name	Requirement	Date
Risk and Compliance Committee	Review & Recommendation	30 July 2014
Magellan Asset Management Limit Board of Directors	Approval	14 August 2014

Related Procedures & Documents

Procedure/Document Name	Document Owner
Personal Trading Policy	Chief Compliance Officer

Index

1	Scope
2	Purpose
3	Honesty and Integrity
4	Conflicts of Interest
5	Corporate Opportunities
6	Confidentiality
7	Fair Dealing
8	Protection and Proper Use of the Company’s Assets
9	Compliance with Laws, Regulations, Policies and Procedures
10	Personal Securities Trading and Access Persons
11	Encouraging the Reporting of Unlawful and Unethical Behaviour
12	Acknowledgements of this Code of Ethics
13	Consequences for Failure to Comply with this Code of Ethics
14	Report to the Board
15	Periodic Review

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Magellan Asset Management Limited

Code of Ethics Policy

1.	Scope

1.1	The Board of Directors of Magellan Asset Management Limited (the “Company”) has adopted this Code of Ethics (“Code of Ethics”).

1.2	This Code of Ethics applies to the Company’s Supervised Persons which includes executive directors, officers, employees, contractors, and other persons, who provide investment advice on behalf of the Company and are subject to the supervision and control of the Company (collectively referred to as “Supervised Persons”).

2.	Purpose

2.1	The Purpose of this Code of Ethics is to:

a)	Articulate and reflect the standards of fiduciary obligations and conduct that the Company expects of its Supervised Persons;

b)	Encourage the observance of obligations and standards of conduct to protect and promote the interests of the Company, its clients and the funds it operates or manages;

c)	Guide Supervised Persons through the practices thought necessary to maintain confidence in the Company’s integrity; and

d)	Set out the responsibilities and accountabilities of Supervised Persons to report and investigate reports of unethical practices.

3.	Honesty and Integrity

3.1	The Company expects all Supervised Persons to observe the highest standards of honesty, integrity and ethical behaviour in performing their duties and in dealing with the Company, its clients and investors.

3.2	To reinforce the Company’s culture of honesty and integrity, the Company aims to provide a professional and safe working environment and encourages its Supervised Persons to report any matters which may cause concern or injury to colleagues or visitors to the Company’s workplace.

4.	Conflicts of Interest

4.1	Each Supervised Person needs to be sensitive to, and mindful of, the potential for conflicts to arise (directly or indirectly) between:

a)	The interests of the Company, its clients and investors ; and

b)	Any personal (or external business) interests of a Supervised Person (or the duties owed to an external company or entity by any such person).

4.2	Where a Supervised Person has an actual or potential conflict of interest or duty in connection with the Company’s affairs, the Company expects the Supervised Person to be vigilant and:

a)	Comply with all applicable obligations to the Company in accordance with the Company’s Conflicts of Interest Policy; and

b)	Take adequate and appropriate steps to safeguard the interests of the Company, its clients and investors.

4.3	Supervised Persons must be careful to avoid placing themselves in a position where there would be an actual or potential conflict of interest, or a reasonable perception of an actual or potential conflict of interest, between the interests of the Company, its clients and investors and any personal or external business interests (or duties). If a Supervised Person has any doubt as to whether a conflict arises, they

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must disclose the conflict to the Chief Compliance Officer and follow his or her instructions about how to resolve the conflict.

5.	Corporate Opportunities

5.1	Supervised Persons must not improperly use:

a)	Their position with the Company; or

b)	Property or information of the Company obtained as a result of their position, to gain an advantage for themselves (or a gain for a relative or an associate) or to compete with or harm the Company, its clients or investors.

5.2	Supervised Persons must not use the name of the Company (or any other business name or trademark used by the Company) for the purposes of any personal or external business transaction (such as, a business transaction that does not occur as part of the Company’s ordinary business and relates to their separate business affairs).

5.3	Supervised Persons must keep any personal or external business dealings separate from the business dealings of the Company.

5.4	Supervised Persons involved in the Company’s investment process must refrain from personal business activity that could conflict with the proper execution and management of the investment program or client account over which the Company has discretionary investment authority or that could impair their ability to make impartial decisions with respect to such investment program or client account.

6.	Confidentiality

6.1	Supervised Persons are required to:

a)	Maintain the confidentiality of all non-public information acquired in the course of performing their duties to the Company; and

b)	Not make improper use of, or improperly disclose, such confidential information to third parties, except as otherwise approved by the Board of directors of the Company or required by law.

6.2	These obligations of confidentiality continue after a Supervised Person leaves office or the employment of the Company.

7.	Fair Dealing

7.1	The Company expects its Supervised Persons to deal fairly with the Company, its clients and investors.

7.2	Supervised Persons must not take unfair advantage of any Company stakeholder, supplier, competitor, external auditor, external lawyer or adviser of the Company through illegal conduct, manipulation, undue influence, concealment, abuse of privileged or confidential information, misrepresentation of material facts, or any other unfair-dealing practice.

7.3	Supervised Persons must not engage in unlawful conduct such as insider trading, or other market misconduct including false trading, disseminate information about illegal transactions, inducing persons to deal, making false or misleading statements (including by omission) with respect to securities of the Company or securities in which the funds invest that are operated or managed by the Company;

7.4	Supervised Persons are expected to record accurately the performance and financial position of the Company or funds and to communicate business goals and achievements in a fair and honest manner to clients and investors.

7.5	Supervised Persons should familiarise themselves with the disclosure requirements applicable to the Company and the funds it operates or manages and not knowingly misrepresent facts about the Company or the funds, internally or externally, including the Company’s officers, external auditors, external lawyers, regulators and other advisers.

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7.6	Supervised Persons should, to the extent that is appropriate within his or her area of responsibility, consult with other Supervised Persons to promote full, fair, accurate, timely and understandable disclosure in reports and documents with respect to the Company and the funds.

8.	Protection and Proper Use of the Company’s Assets

8.1	The Company expects Supervised Persons to use all reasonable endeavours to protect the assets of the Company and to ensure their efficient use. Any suspected incidents of fraud or theft should be reported immediately to the Chief Compliance Officer.

8.2	Supervised Persons may only use the assets of the Company for legitimate business.

8.3	Supervised Persons must protect the assets of the Company (including proprietary information such as intellectual property, investment proposals and any information that is not generally known to the public). This obligation to protect the Company’s assets continues after a Supervised Person leaves office and the employment of the Company, as the case may be.

9.	Compliance with Laws, Regulations, Policies and Procedures

9.1	It is each Supervised Person’s responsibility to promote compliance with applicable laws, rules and regulations. The Company requires its Supervised Person to comply with:

a)	The letter and spirit of all laws, rules and regulations that apply to the Company in the conduct of its business and affairs; and

b)	All directions issued by the Company in its protocols, policies and procedures.

9.2	The Company also requires its Supervised Persons to comply with all of its policies in force from time to time.

10.	Personal Securities Trading and Access Persons

10.1	The Company has a Personal Trading Policy that applies to Access Persons, including Supervised Persons when trading in a personal capacity.

10.2	The Company’s Access Persons are its directors, officers and Supervised Persons. Access Persons are obligated to comply with the Personal Trading Policy, including its reporting and attestation requirements.

11.	Encouraging the Reporting of Unlawful and Unethical Behaviour

11.1	The Company is committed to promoting and maintaining a culture of compliance with the standards, requirements and expectations set out in this Code of Ethics. The Company expects that:

a)	Violations of standards, requirements and expectations are detected and reported; and

b)	Appropriate action is taken in response to any such violations.

11.2	Accordingly, the Company expects each Supervised Person to report, promptly and in good faith, any violation by another Supervised Persons of the standards, requirements or expectations set out in this Code of Ethics (or of any other unethical, unlawful, fraudulent or corrupt behaviour) of which he or she becomes aware or has reasonable grounds to suspect.

11.3	The Company recognises that the identity of the person or persons to whom any such violations should be reported might vary depending on the particular circumstances. Subject to this, as a general rule, Supervised Persons are encouraged to report any such violations to the Chief Compliance Officer or the Chairman of the Company. Where a Supervised Person reports, in good faith, an actual or suspected violation of the Code of Ethics, the Company will, to the extent practicable, keep that person’s identity confidential.

12.	Acknowledgements of this Code of Ethics

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12.1	Upon commencement of employment or engagement, Supervised Persons will be provided with a copy of this Code of Ethics, and receipt must be acknowledged in writing.

12.2	Annually, and in the event of amendments to this Code of Ethics, each Supervised Person is required to acknowledge receipt of and compliance with this Code of Ethics.

13.	Consequences for Failure to Comply with this Code of Ethics

13.1	A Supervised Person can be subject to discipline up to and including termination of employment if he or she violates this Code of Ethics.

14.	Report to the Board

14.1	The Chief Compliance Officer will provide to the Board of Directors of the Company, a written report that describes any issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics, or procedures and sanctions imposed in response to any material violations.

15.	Periodic Review

15.1	This Code of Ethics will be periodically reviewed by the Chief Compliance Officer or when significant regulatory change occurs.

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